                                                                     Exhibit 4.2

                           SHARE EXCHANGE AGREEMENT

          MEMORANDUM OF AGREEMENT made as of August 24, 2000.

B E T W E E N:

          SONIC FOUNDRY, INC., a corporation existing under the laws of the State of Maryland,

          (hereinafter referred to as "SOFO")

                                    - and -

          SONIC FOUNDRY (NOVA SCOTIA), INC., a corporation incorporated under the laws of the Province of Nova Scotia,

          (hereinafter referred to as the "Corporation")

                                    - and -

          CHARLES FERKRANUS, MICHAEL FERKRANUS, 1096159 ONTARIO LIMITED, and 1402083 ONTARIO LIMITED,

          (such person or any permitted transferee(s) hereinafter sometimes referred to as the "Non-Voting Exchangeable Shareholders", or "Holders")

                                    - and -

          such other person or persons (who shall also be referred to as Non-Voting Exchangeable Shareholders or Holders) as may become bound by this Agreement upon exercise of any options exercisable into Non-Voting Exchangeable Shares.


          WHEREAS pursuant to a share purchase agreement entered into as of June 1, 2000 (the "Share Purchase Agreement") among the Holders, Dan McLellan ("McLellan"), Curtis Staples ("Staples"), Bank of Montreal Capital Corp., RoyNat Inc., DGC Entertainment Ventures Corp. and SOFO (the "Agreement"), the Corporation has acquired all of the shares of Magnetiscope Inc. together with all of the shares of International Image Services, Inc. which are not owned by Magnetiscope Inc.;

          AND WHEREAS SOFO, B. Andrus Wilson, the Holders, McLellan, Staples, Bank of Montreal Capital Corp., RoyNat Inc. and DGC Entertainment Ventures Corp. have entered into a stock registration rights agreement dated as of August 24, 2000 (the "Stock Registration Rights Agreement");

          AND WHEREAS the authorized capital of the Corporation consists of 10,000,000 non-voting exchangeable shares (the "Non-Voting Exchangeable Shares") and 10,000,000 common shares (the "Common Shares");

          AND WHEREAS SOFO subscribed for 297,385 Common Shares of the Corporation in consideration of the payment by SOFO to the Corporation of Four Million, One Hundred and Seventy-Four Thousand, Eight Hundred and Eighty-Two (C$4,174,882.00) Dollars in cash, which Common Shares have been duly issued to SOFO as fully paid and non-assessable;

          AND WHEREAS pursuant to the Share Purchase Agreement, the Holders received an aggregate of four hundred and twelve thousand, three hundred and thirty-six (412,336) Non-Voting Exchangeable Shares;

          AND WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby SOFO or its Affiliates will take certain actions and make certain payments and deliveries necessary to ensure that the Corporation will be able to make certain payments and to deliver common shares of SOFO (the "SOFO Common Shares"), in satisfaction of the obligations of the Corporation under the Corporation Articles;

          AND WHEREAS SOFO and the Corporation have entered into a support agreement dated as of August 24, 2000 (the "Support Agreement");

          AND WHEREAS McLellan and Staples have each entered into an option agreement with the Corporation dated as of August 24, 2000 (each, a "Buyer Non-Voting Exchangeable Share Option Agreement"), whereby the Corporation has granted McLellan 48,510 options and Staples 24,255 options to purchase Non-Voting Exchangeable Shares;

          AND WHEREAS capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the memorandum and articles of association of the Corporation dated August 16, 2000 (the "Corporation Articles");

          AND WHEREAS the aforementioned transfer of the shares of Magnetiscope Inc. and International Image Services, Inc. by certain Holders to the Corporation is being carried out in order to ensure that eligible Holders may take advantage of the provisions of subsection 85(1) of the Income Tax Act (Canada);

          NOW THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions shall have the meanings set forth below:

(a) "Affiliate" of any person means any person directly or indirectly controlled by, or under common control of, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of") as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

(b) "Automatic Exchange Right" means the benefit of the obligation of SOFO to effect the automatic exchange of SOFO Common Shares for Non-Voting Exchangeable Shares pursuant to Section 2.2.

(c) "Date of Expiry" means the fifth anniversary of the date of this Agreement first indicated above;

(d)  "Exchange Right" has the meaning ascribed thereto in Section 2.1 hereof;

(e) "Insolvency Event" means (i) the institution by the Corporation of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up;
     (ii) the consent of the Corporation to the institution of bankruptcy, insolvency or winding-up proceedings against it; (iii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies' Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by the Corporation to contest in good faith any such proceedings commenced in respect of the Corporation within 30 days of becoming aware thereof; (iv) the consent by the Corporation to the filing of any such petition or to the appointment of a receiver; or (v) the Corporation not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to
     Section 5.6 of the rights, privileges, restrictions and conditions attaching to the Non-Voting Exchangeable Shares as set out in the Corporation Articles; and

(f)  "Share Exchange" has the meaning ascribed thereto in Section 4.2.

                                   ARTICLE 2
                    EXCHANGE RIGHT AND AUTOMATIC EXCHANGE ON
                              LIQUIDATION OF SOFO

2.1       Exchange Right.

     (a) SOFO agrees with the Holders from time to time of the Non-Voting Exchangeable Shares that upon the occurrence and during the continuance of an Insolvency Event, any Holder may require, with respect to all but not less than all of the Non-Voting Exchangeable Shares held by such Holder, SOFO to acquire each such Non-Voting Exchangeable Share then held by such Holder and tendered to SOFO in exchange, on a per share basis, for the following consideration (the "Exchange Right"):

          (i) one SOFO Common Share for each such Non-Voting Exchangeable Share, which SOFO shall cause to be delivered to such Holder (less any taxes required to be deducted or withheld therefrom); plus

          (ii) the amount by which the declared dividends on each such SOFO Common Share exceeds, if at all, the declared and paid dividends on each Non-Voting Exchangeable Share, which amount shall be paid in cash (less any tax required to be deducted or withheld therefrom by SOFO), provided that if the record date for any declared but unpaid dividend occurs after Exchange Effective Date, the amount payable to the Holder shall not include such additional amount equal to the declared but unpaid dividends.

          SOFO acknowledges receipt from the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right to the Holders.

     (b) If any Holder wishes to exercise the Exchange Right in respect of all the Non-Voting Exchangeable Shares registered in such Holder's name, the Holder shall deliver to SOFO, in person or by certified or registered mail, at the principal corporate office of SOFO, the certificates representing such Non-Voting Exchangeable Shares accompanied by one or more share transfer powers endorsed in blank executed by such Holder, together with a notice:

          (i) specifying the number of Non-Voting Exchangeable Shares in respect of which the Exchange Right is being exercised; and

          (ii) representing and warranting that such Holder is not a non-resident of Canada within the meaning of the Income Tax Act (Canada) and, if the Holder does not so represent and warrant, the provisions of Section 5.6 shall apply.

     (c) The exchange with SOFO of the Non-Voting Exchangeable Shares in respect of which a Holder shall have exercised such Holder's Exchange Right shall be deemed for all purposes to be completed on the date that the certificates representing such Non-Voting Exchangeable Shares, the share powers and notice referred to in Section 2.1(b) are received by SOFO (the "Exchange Effective Date") and, in particular, as of and with effect from the Exchange Effective Date:

          (i) such Holder shall be deemed to have transferred to SOFO all of such Holder's right, title and interest in and to, and SOFO shall be deemed to have acquired, such Non-Voting Exchangeable Shares; and

          (ii) such Holder shall be deemed to have become the holder of the SOFO Common Shares issued upon such exchange,

          notwithstanding any failure by SOFO to comply with the delivery requirements of Section 2.1(d).

     (d) Subject to compliance with the provisions of Section 5.6, within five Business Days after an Exchange Effective Date with respect to a Holder's exercise of the Exchange Right, SOFO shall deliver or cause to be delivered to each Holder the certificates for the number of SOFO Common Shares issued upon exercise of such Exchange Right.

     (e) All Holders who duly exercise the Exchange Right as provided hereunder on the same Exchange Effective Date shall be treated equally, without preference or distinction, regardless of any differences in the respective times on such Exchange Effective Date at which they exercise such Exchange Right.

2.2       Automatic Exchange on Liquidation of SOFO.

     (a) SOFO will give each Holder written notice of each of the following events at the time set forth below:

          (i) in the event of any determination by the board of directors of SOFO to institute voluntary liquidation, dissolution or winding-up proceedings with respect to SOFO or to effect any other distribution of the assets of SOFO among its shareholders for the purpose of winding-up its affairs, at least 45 days prior to the proposed effective date of such liquidation, dissolution or winding-up or other distribution; and

          (ii) as soon as practicable, upon the earlier of (x) receipt by SOFO of notice of, or (y) SOFO otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of SOFO or to effect any other distribution of the assets of SOFO among its shareholders for the purpose of winding-up its affairs.

     (b) In order that the Holders (other than SOFO or any Affiliate) will be able to participate on a pro rata basis with the holders of SOFO Common Shares in the distribution of assets of SOFO in connection with an event contemplated by Section 2.2(a)(i) or Section 2.2(a)(ii) above (the "SOFO Liquidation Event"), on the fifth Business Day prior to the effective date of a SOFO Liquidation Event or such other date as may be desirable or necessary to ensure that the Holders shall participate on a pro-rata basis with the holders of SOFO Common Shares in the distribution of assets of SOFO (the "SOFO Liquidation Event Effective Date") all of the then outstanding Non-Voting Exchangeable Shares shall be automatically exchanged for SOFO Common Shares (the "Automatic Exchange"). To effect the Automatic Exchange, SOFO shall acquire each Non-Voting Exchangeable Share outstanding on the SOFO Liquidation Event Effective Date held by Holders (other than SOFO or an Affiliate of SOFO), and each Holder shall transfer the Non-Voting Exchangeable Shares held by him at such time, in exchange, on a per share basis, for the following consideration (the "SOFO Liquidation Amount"):

          (i) one SOFO Common Share for each such Non-Voting Exchangeable Share, which SOFO shall cause to be delivered to such Holder (less any taxes required to be deducted or withheld therefrom); plus

          (ii) the amount by which the declared dividends on each such SOFO Common Share exceeds, if at all, the declared and paid dividends on each such Non-Voting Exchangeable Share, which amount shall be paid in cash (less any tax required to be deducted or withheld therefrom).

     (c) On or promptly after the SOFO Liquidation Event Effective Date, SOFO shall deliver or cause to be delivered to each Holder at the address of the Holder recorded in the securities register of the Corporation for the Non-Voting Exchangeable Shares, or by holding for pick-up by the Holder, at the principal corporate office of SOFO, payment of the total SOFO Liquidation Amount for each such Non-Voting Exchangeable Share upon:

          (i) presentation and surrender of the certificates representing such Non-Voting Exchangeable Shares, together with one or more share transfer powers endorsed in blank executed by such Holder; and

          (ii) representation and warranty by such Holder that the Holder is not a non-resident of Canada within the meaning of the Income Tax Act (Canada) and, if the Holder does not so represent and warrant, the provisions of Section 5.6 shall apply.

     (d) SOFO shall have the right at any time after the sending of the notice pursuant to Section 2.2(a) to deposit or cause to be deposited the total SOFO Liquidation Amount in respect of the Non-Voting Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the Holders thereof in connection with such Automatic Exchange, in a custodial account with any chartered bank or trust company in Canada in trust for the Holder. Upon the later of such deposit being made and the SOFO Liquidation Event Effective Date:

          (i) the Non-Voting Exchangeable Shares in respect whereof such deposit shall have been made shall be exchanged and the rights of the Holders thereof after such deposit or the SOFO Liquidation Event Effective Date, as the case may be, shall be limited to receiving the proportionate part of the total SOFO Liquidation Amount for such Non-Voting Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions; and

          (ii) upon such payment or deposit of the total SOFO Liquidation Amount, the Holders shall thereafter be considered and deemed for all purposes to be holders of the SOFO Common Shares delivered to them.

2.3 Exercise of Exchange Right Subsequent to Retraction. In the event that a Holder has exercised such Holder's right under Article 5 of the Corporation Articles to require the Corporation to redeem any or all of the Non-Voting Exchangeable Shares held by such Holder (the "Retracted Shares") and is notified by the Corporation pursuant to Section 5.6 of the Corporation Articles that the Corporation will not be permitted by virtue of the provisions of the Act to redeem all such Retracted Shares, and provided that SOFO shall not have exercised the Retraction/Redemption Call Right with respect to the Retracted Shares, the Retraction Request will constitute and will be deemed to constitute notice from the Holder to SOFO that the Holder is exercising the Exchange Right with respect to those Retracted Shares which the Corporation is unable to redeem. In any such event, the Corporation hereby agrees to notify SOFO as soon as practicable of such prohibition against the Corporation redeeming all of the Retracted Shares and to forward or cause to be forwarded to SOFO all relevant materials delivered by the Holder to the Corporation (including without limitation a copy of the Retraction Request) in connection with such proposed redemption of the Retracted Shares, and SOFO agrees to purchase the Retracted Shares (by issuing SOFO Common Shares in exchange therefor) that the Corporation is not permitted to redeem in accordance with the provisions of the Corporation Articles.

                                   ARTICLE 3
                       CERTAIN RIGHTS OF SOFO TO ACQUIRE
                         NON-VOTING EXCHANGEABLE SHARES

3.1       SOFO Liquidation Call Right.

     (a) In the event (1) of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, or (2) the Corporation passes a resolution (the "Resolution") to sell, lease or exchange all or substantially all the property of the Corporation other than in the ordinary course of business, SOFO shall have the overriding right (the "Liquidation Call Right") to purchase immediately prior to the effective date of such liquidation, dissolution or winding-up or the implementation of the

          Resolution, as the case may be (the "Corporation Liquidation Date"), all but not less than all of the Non-Voting Exchangeable Shares from all but not less than all of the Holders (other than SOFO or any Affiliate of SOFO) in exchange, on a per share basis, for the following consideration (the "Liquidation Call Price"):

          (i) one SOFO Common Share for each such Non-Voting Exchangeable Share, which SOFO shall cause to be delivered to such Holder (less any taxes required to be deducted or withheld therefrom); plus

          (ii) the amount by which the declared dividends on each such SOFO Common Share exceeds, if at all, the declared and paid dividends on each Non-Voting Exchangeable Share, which amount shall be paid in the same manner as the dividend on the Non-Voting Exchangeable Shares (less any tax required to be deducted or withheld therefrom by SOFO), provided that if the record date for any declared but unpaid dividends occurs after the Corporation Liquidation Date, the Liquidation Amount shall not include such additional amount equal to the declared but unpaid dividends.

     (b) To exercise the Liquidation Call Right, SOFO must notify (or cause the Corporation to notify) the Holders and the Corporation of SOFO's intention to exercise such right at least 30 days before the Corporation Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Corporation and at least five Business Days before the Corporation Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the Corporation. If SOFO exercises the Liquidation Call Right, immediately prior to the Corporation Liquidation Date, SOFO will purchase and the Holders will sell all of the Non-Voting Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Price.

3.2       Retraction/Redemption Call Right.

     (a) In the event that (A) a Holder has exercised such Holder's right (the "Retraction Right") under Article 5 of the Corporation's Articles to require the Corporation to redeem any or all Retracted Shares, or (B) the Corporation proposes to redeem the Non-Voting Exchangeable Shares on or after the Date of Expiry under Article 6 of the Corporation's Articles, then in either case, SOFO shall have the overriding right (the "Retraction/Redemption Call Right") to acquire such Non-Voting Exchangeable Shares from such Holder in exchange, on a per share basis, for the following consideration (the "Retraction/Redemption Call Price"):

          (i) one SOFO Common Share for each such Non-Voting Exchangeable Share, which SOFO shall cause to be delivered to such Holder (less any taxes required to be deducted or withheld therefrom); plus

          (ii) the amount by which the declared dividends on each such SOFO Common Share exceed, if at all, the declared and unpaid dividends on each Non-Voting Exchangeable Share, which amount shall be paid in the same manner as the dividend on the Non-Voting Exchangeable Shares (less any tax required to be deducted or withheld therefrom by SOFO), provided that if the record date for any declared but unpaid dividends occurs after the Redemption Date or Retraction Date, as the case may be, the Retraction/Redemption Call Price shall not include such additional amount equal to the declared but unpaid dividends.

     (b) To exercise the Retraction/Redemption Call Right, SOFO must notify (or cause the Corporation to notify) such Holders as are exercising their Retraction Right or whose Non-Voting Exchangeable Shares are proposed to be redeemed, and notify the Corporation, of SOFO's intention to exercise such right within no more than 5 Business Days after SOFO has been notified by the Corporation or the Holder, as the case may be, that he or it is exercising such Holder's Retraction Right or that the Corporation proposes to redeem such Non-Voting Exchangeable Shares. If SOFO exercises the Retraction/Redemption Call Right, on the Retraction Date or the Redemption Date, as the case may be, SOFO will purchase and the Holders (other than SOFO or an Affiliate) will sell such Non-Voting Exchangeable Shares for a price per share equal to the Retraction/Redemption Call Price.

3.3       Procedure for Payment of Liquidation Call Price and
          Retraction/Redemption Call Price.

     (a) In the event SOFO has exercised the Liquidation Call Right or the Retraction/Redemption Call Right, as the case may be, as provided herein, then immediately prior to the Corporation Liquidation Date or on or after the Retraction Date or the Redemption Date, as the case may be, SOFO shall deliver or cause to be delivered to each Holder (other than SOFO or an Affiliate) at the address of the Holder recorded in the securities register of the Corporation for the Non-Voting Exchangeable Shares, or as the Holder may otherwise direct, payment of the Liquidation Call Price or the Retraction/Redemption Call Price, as the case may be, for each such Non-Voting Exchangeable Share upon:

          (i) presentation and surrender of the certificates representing such Non-Voting Exchangeable Shares to SOFO at its principal corporate office, in person or by certified or registered mail, together with one or more share transfer powers endorsed in blank executed by such Holder; and

          (ii) a representation and warranty by such Holder that the Holder is not a non-resident of Canada within the meaning of the Income Tax Act (Canada) and, if such Holder does not so represent and warrant, the provisions of Section 5.6 shall apply.

     (b) SOFO shall have the right at any time after the sending of the notice of its intention to exercise the Liquidation Call Right or Retraction/Redemption Call Right, as the case may be, to deposit or cause to be deposited the Liquidation Call Price or the Retraction/Redemption Call Price, as the case may be, in respect of the Non-Voting Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the Holders thereof in connection with such Liquidation Call Right or Retraction/Redemption Call Right, as the case may be, in a custodial account with any chartered bank or trust company in Canada in trust for the Holder. Upon the later of such deposit being made and the Corporation Liquidation Date or Retraction Date or Redemption Date, as the case may be:

          (i) the Non-Voting Exchangeable Shares in respect whereof such deposit shall have been made shall be exchanged and the rights of the Holders thereof after such deposit or the Corporation Liquidation Date or the Retraction Date or Redemption Date, as the case may be, shall be limited to receiving the proportionate part of the total Liquidation Call Price or Retraction/Redemption Call Price, as the case may be (less any taxes required to be deducted or withheld therefrom), for such Non-Voting Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions; and

          (ii) upon such payment or deposit of the Liquidation Call Price or Retraction/Redemption Call Price, as the case may be, the Holders shall thereafter be considered and deemed for all purposes to be holders of the SOFO Common Shares delivered to them. Payment of the Liquidation Call Price or the Retraction/Redemption Call Price, as the case may be, which remains unclaimed within six (6) years from the date of deposit of such payment by or on behalf of SOFO with any chartered bank or trust company in Canadian trust for the Holder shall be forfeited to SOFO or any Affiliate as SOFO may direct.

3.4 The Liquidation Call Right and the Retraction/Redemption Call Right that are exercisable under certain circumstances under this Agreement by SOFO shall also, at SOFO's option, be exercisable by any Affiliate of SOFO, with the result that all references to SOFO in connection with the exercise of the Liquidation Call Right and the Retraction/Redemption Call Right and the right of SOFO to purchase the Non-Voting Exchangeable Shares pursuant to the exercise of such rights shall be deemed to refer to such Affiliate, and further, an Affiliate of SOFO shall, at SOFO's option, be entitled to enforce and/or fulfil SOFO's and the Corporation's rights and obligations under the Liquidation Call Right, the Retraction/Redemption Call Right, the Exchange Right, the Automatic Exchange Right and under Articles 4, 5 and 6 of the Corporation Articles and in exercising such rights, such Affiliate will not be required to purchase Non-Voting Exchangeable Shares from itself, SOFO or any other Affiliate of SOFO. For greater certainty, notwithstanding any such assignment, SOFO shall not be released from its obligations hereunder if the Affiliate fails to perform SOFO's obligations hereunder.

                                   ARTICLE 4
                            CERTAIN SOFO COVENANTS

4.1 Exchange Right. As long as Non-Voting Exchangeable Shares are outstanding, SOFO will take all actions and do all such things as are necessary or desirable to perform the obligations of SOFO with respect to the exercise by the Holders of the Exchange Right, including the delivery of SOFO Common Shares to the Holders of the Non-Voting Exchangeable Shares in accordance with the provisions of the Corporation Articles and the terms and provisions hereof.

4.2 Encumbrances, Liens. SOFO hereby represents, warrants and covenants that all SOFO Common Shares issued under this Agreement, including pursuant to the exercise by a Holder of such Holder's Exchange Right, the Automatic Exchange, the exercise of such Holder's rights pursuant to the provisions of the Corporation Articles, or the exercise by SOFO of the Liquidation Call Right or the Retraction/Redemption Call Right (each, a "Share Exchange") shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

4.3 Transfer Agent. SOFO covenants that it will supply or will cause to be supplied to its transfer agent with duly executed share certificates for the purpose of completing a Share Exchange.

4.4 Notice of Insolvency Event. As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, SOFO and the Corporation shall give written notice thereof to each Holder, which notice shall contain a brief statement of the rights of the Holders with respect to the Exchange Right.

4.5 Obligation to Pay Dividends. In the event that a dividend is declared but not paid on the Non-Voting Exchangeable Shares prior to the occurrence of a Share Exchange because the record date (the "Record Date") for such dividend falls on a date subsequent to the date of such Share Exchange, SOFO shall pay the amount equivalent to such dividend or cause such amount to be paid to the Holder of the Non-Voting Exchangeable Shares subject to the Share Exchange in respect of the SOFO Common Shares received by such Holder. If SOFO does not pay or cause such amount to be paid to the Holder on the Record Date, the Corporation shall be required to make a payment of such amount forthwith to such Holder.

4.6 Registration of SOFO Common Shares. SOFO covenants to register the SOFO Common Shares received by the Holders hereunder in accordance with the provision of the Stock Registration Rights Agreement.

4.7 Compliance with Support Agreement. SOFO covenants that it will comply with its obligations under the Support Agreement.

                                   ARTICLE 5
                                    GENERAL

5.1       SOFO and the Corporation.

     (a) The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective transferees, successors, assigns, executors, administrators and legal representatives of SOFO, the Corporation and the Holders, provided, however, that this Agreement may not be assigned by the Holders. This Agreement may not be assigned by SOFO or the Corporation, in whole or in part, except to one or more of their Affiliates designated to perform their obligations hereunder, or except as expressly provided herein. For greater certainty, notwithstanding any such assignment, SOFO shall not be released from its obligations hereunder if an Affiliate fails to perform SOFO's obligations hereunder.

     (b) The Liquidation Call Right and the Retraction/Redemption Call Right exercisable by SOFO shall also, at SOFO's option, be exercisable by any Affiliate of SOFO, with the result that all references to SOFO in connection with the exercise of the Liquidation Call Right and the Retraction/Redemption Call Right and the right of SOFO to purchase the Non-Voting Exchangeable Shares pursuant to the exercise of such rights shall be deemed to refer to such Affiliate. An Affiliate of SOFO shall, at SOFO's option, be entitled to enforce and/or fulfill SOFO's and the Corporation's rights and obligations under the Liquidation Call Right, the Retraction/Redemption Call Right, the Exchange Right and Automatic Exchange Right and under Articles 4, 5 and 6 of the Corporation Articles and in exercising such rights, such Affiliate will not be required to purchase Non-Voting Exchangeable Shares from itself, SOFO or any other Affiliate of SOFO. SOFO shall remain liable for its obligations hereunder if the Affiliate fails to perform or fulfil such obligations.

5.2 SOFO Successors. SOFO shall not voluntarily enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom (a "Material Transaction") unless such other person or continuing corporation (herein called the "SOFO Successor"), by operation of law, becomes bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction an agreement supplemental hereto as such other instruments (if any) that are, in the opinion of a single legal counsel to such Holders (other than SOFO or its Affiliates), necessary or advisable to evidence the assumption by such SOFO Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such SOFO Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of SOFO under this Agreement.

5.3 Notice of Material Transactions. SOFO shall provide at least 30 days prior written notice of the closing of any Material Transaction to the Holders. SOFO shall also provide at least 15 days' prior written notice of the expiration date of any tender offer made for the shares of SOFO.

5.4 Wholly-Owned Subsidiaries. Subject to Article 3 hereof, nothing herein shall be construed as preventing the amalgamation, merger or other combination of any wholly-owned direct or indirect subsidiary of SOFO, other than the Corporation, with or into SOFO or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of SOFO, other than the Corporation, provided that all of the assets of such subsidiary are transferred to, and all obligations of such subsidiary are assumed by, SOFO or another wholly-owned direct or indirect subsidiary of SOFO, provided that SOFO shall continue to be liable for its obligations hereunder and the obligations of its subsidiaries.

5.5 Transfers by Holders. Each Holder acknowledges that the Corporation Articles and this section restrict transfers of its Non-Voting Exchangeable Shares and accordingly, that such Holder will not be able to transfer his or its Non-Voting Exchangeable Shares (except to the Corporation, SOFO or an Affiliate pursuant to the Corporation Articles and/or this Agreement). At the time a Share Exchange occurs, the Holder shall: (a) be a resident of Ontario or British Columbia; or (b) resident in a jurisdiction in which such Holder will be legally entitled under applicable securities and other laws of its relevant jurisdiction of residence to exercise their rights with respect to the Non-Voting Exchangeable Shares and can agree to be legally bound by this Agreement and the Stock Registration Rights Agreement, which legal rights and capacity shall, in any event, be confirmed in writing by an opinion of legal counsel from the relevant jurisdictions satisfactory to SOFO.

5.6 Non-Resident of Canada at Time of Exchange. Notwithstanding the provisions of any section of this Agreement, in the event that a Holder does not represent and warrant that such Holder is not a non-resident of Canada within the meaning of the Income Tax Act (Canada) prior to the occurrence of any Share Exchange, such Holder shall provide to SOFO a certificate pursuant to section 116 of the Income Tax Act (Canada) or any successor provision thereto and any analogous provisions of provincial tax law (such certificate being hereinafter referred to as a "Certificate") having a certificate limit which is not less than the fair market value of the SOFO Common Shares which such Holder is entitled to receive upon such exchange and otherwise conforming in all respects with the provisions of section 116 of the Income Tax Act (Canada) or any successor provisions thereto and any analogous provisions of provincial tax law, in each case as amended or re-enacted from time to time. If such Holder does not provide such Certificate to SOFO or its Affiliate on or before the date on which the Share Exchange is to occur, or if the Certificate is for an amount less than the fair market value of the SOFO Common Shares which such Holder is entitled to receive, SOFO or its Affiliate shall be entitled to withhold such amounts, including SOFO Common Shares, as would have a fair market value equal to the amount of any taxes that SOFO or its Affiliate would be required to withhold and remit to the Canada Customs and Revenue Agency on behalf of the Holder pursuant to Section 116 of the Income Tax Act (Canada) or any successor thereto and any analogous provisions of provincial tax law, in each case as amended or re-enacted from time to time. SOFO or its Affiliate shall be entitled to sell such SOFO Common Shares to the Holder or otherwise, and to remit the sale proceeds to the Canada Customs and Revenue Agency and/or a relevant provincial tax authority on account of any such taxes, as will enable it to comply with the requirements of section 116 of the Income Tax Act (Canada) or any successor provision thereto and any analogous provisions of provincial tax law, in each case as amended or re-enacted from time to time. The Holder shall bear all reasonable costs and expenses, including legal fees, associated with any such sale and remittance.

5.7 Stamp or Other Transfer Taxes. Notwithstanding any other provision of this Agreement, upon any sale or transfer of Non-Voting Exchangeable Shares to SOFO pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing SOFO Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Holder of the Non-Voting Exchangeable Shares so sold or in such names as such Holder may otherwise direct in writing if permitted to do so under the Share Purchase Agreement and Stock Registration Rights Agremeent, without charge to the Holder of the Non-Voting Exchangeable Shares so sold or transferred; provided, however, that such Holder (a) shall pay (and neither SOFO nor any Affiliate shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Holder or (b) shall have evidenced to the satisfaction of SOFO that such taxes, if any, have been paid.

5.8 No Fractional Shares. No certificates representing fractional Non-Voting Exchangeable Shares, SOFO Common Shares or securities of any other entity shall be issued pursuant to the provisions of this Agreement, the Support Agreement or the Corporation Articles. Such fractional interests shall not entitle the owner thereof to exercise any rights as a securityholder of the Corporation, SOFO, or another entity, as the case may be. In lieu of any such fractional interests, each person entitled to a fractional interest will receive, at the applicable time, an amount of cash (rounded to the nearest whole cent), without interest, equal to the value of the applicable security (as determined by the Board of Directors of SOFO or the Corporation acting in good faith) multiplied by such fractional interest.

5.9 Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as the last of the outstanding Non-Voting Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire the Non-Voting Exchangeable Shares), other than Non-Voting Exchangeable Shares held by SOFO or an Affiliate, are exchanged for SOFO Common Shares or are purchased by SOFO or the Corporation.

5.10 Amendments and Supplements. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of SOFO and the Corporation by their duly authorized officers or representatives and by the Holders of all of the Non-Voting Exchangeable Shares (other than Non-Voting Exchangeable Shares held by or on behalf of SOFO and its Affiliates) as a class.

5.11 No Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

5.12 Governing Law and Attornment. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. SOFO agrees that any action or proceeding arising out of or relating to this Agreement shall be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment or order of the said courts and the enforcement thereof and not to seek, and hereby waives, any review of the merits of any such judgment or order by the courts of any other jurisdiction and hereby appoints the Corporation at its registered office in the Province of Ontario as SOFO's attorney for service of process.

5.13 Notice. All notices requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to SOFO:                            Copy to:
      -----------                            --------
      Sonic Foundry, Inc.                    Frederick H. Kopko, Jr.
      1617 Sherman Avenue                    McBreen & Kopko
      Madison, WI  53704                     20 North Wacker Drive,
                                             Suite 2520
      Attention:  Kenneth A. Minor           Chicago, IL  60606
      Telephone:  (608) 204-8060
      Facsimile:  (608) 204-8807             Telephone:  (312) 332-6405
                                             Facsimile:  (312) 332-2657

      If to the Corporation:                 Copy to:
      ----------------------                 --------

      Sonic Foundry, Inc.                    Frederick H. Kopko, Jr.
      1617 Sherman Avenue                    McBreen & Kopko
      Madison, WI  53704                     20 North Wacker Drive, Suite 2520
                                             Chicago, IL  60606
      Attention:  Kenneth A. Minor
      Telephone:  (608) 204-8060             Telephone:  (312) 332-6405
      Facsimile:  (608) 204-8807             Facsimile:  (312) 332-2657

       If to Charles Ferkranus and
       1096159 Ontario Limited:             Copy to:
       ---------------------------          --------

       10 Cygnus Drive                      J.A. Nixon
       Richmond Hill, Ontario               Loopstra Nixon
       L4C 8P2                              135 Queens Plate Drive, Suite 600
                                            Etobicoke, Ontario
       Telephone:  (905) 508-8641           M9W 6V7
       Facsimile:   .                       Telephone:  (416) 746-4710
                                            Facsimile:  (416) 746-8319

       If to Michael Ferkranus and
       1402083 Ontario Limited:             Copy to:
       ---------------------------          ---------

       19 Cygnus Drive                      J.A. Nixon
       Richmond Hill, Ontario               Loopstra Nixon
       L4C 8P4                              135 Queens Plate Drive, Suite 600
                                            Etobicoke, Ontario
       Telephone:  (905) 508-9898           M9W 6V7
       Facsimile:      .
                                            Telephone:  (416) 746-4710
                                            Facsimile:  (416) 746-8319

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

5.14 Surrender of Certificates. Any presentation and surrender by a Holder of Non-Voting Exchangeable Shares to SOFO or an Affiliate of certificates representing Non-Voting Exchangeable Shares in connection with any Share Exchange (other than in accordance with Articles 4, 5 and 6 of the Corporation Articles) shall be made by registered mail (postage prepaid) to the principal corporate office of SOFO or by delivery to the principal corporate office of SOFO. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by SOFO. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the Holder mailing the same.

5.15 Obligations of Holders Several. The obligations of the Holders under this Agreement are several and not joint and several.

5.16 Construction of Agreement. A reference to an Article or a Section shall mean an Article of or a Section in this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

5.17 Entire Agreement, Assignability, etc. This Agreement together with other concurrent written documentation, including the Share Purchase Agreement and the Support Agreement, relating to the Non-Voting Exchangeable Shares constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto and any rights or remedies hereunder, except as otherwise expressly provided herein, and shall not be assignable by the Holders.

5.18 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

5.19 Currency. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. Any payment to be made under this Agreement in a particular currency (the "proper currency") that is made in a currency (the "other currency") other than the proper currency, whether voluntarily or pursuant to a judgment or order of any court or tribunal or otherwise, will discharge the obligations of the undersigned under this Agreement only to the extent of the amount of the proper currency that the party entitled to the payment (the "Payee") is able, on or before the close of business on the business day following receipt of such payment, to purchase with the amount of the other currency so received. If the amount of the proper currency that the Payee can purchase is less than the amount of the proper currency originally due to it, the party obligated to make the payment (the "Payor") will indemnify and save the Payee harmless from and against any loss or damage arising because of such deficiency. This indemnity is an obligation separate and independent from any other obligation of the undersigned in respect of this Agreement or otherwise, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Payee from time to time, will continue in full force and effect notwithstanding any judgment in order for a liquidated sum in respect of an amount due under this Agreement or under any judgment or order and will not merge in any order of foreclosure made in respect of any security given by the Payor or any other person to or for the benefit of the Payee. The Payor shall also indemnify the Payee against reasonable currency exchange fees incurred by the Payee in purchasing the proper currency pursuant to this Section 6.10.

5.20 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                            SONIC FOUNDRY, INC.

                            By:_________________________________
                            Name:
                            Title:

                            By:_________________________________
                            Name:
                            Title:

                            SONIC FOUNDRY (NOVA SCOTIA), INC.

                            By:_________________________________
                            Name:
                            Title:

                            By:__________________________________
                            Name:
                            Title:

                            1096159 ONTARIO LIMITED

                            By:___________________________________
                            Name:
                            Title:

                            By:___________________________________
                            Name:
                            Title:

                            1402083 ONTARIO LIMITED

                            By:___________________________________
                            Name:
                            Title:

                            By:___________________________________
                            Name:
                            Title:

_______________________         __________________________________
Witness                         Charles Ferkranus

_______________________         __________________________________
Witness                         Michael Ferkranus